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                                                                   EXHIBIT 5


                 DICKINSON, WRIGHT, MOON, VAN DUSEN & FREEMAN
                       500 WOODWARD AVENUE, SUITE 4000
                         DETROIT, MICHIGAN 48226-3425
                          TELEPHONE: (313) 223-3500
                          FACSIMILE: (313) 223-3598



                                 August 5, 1997


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street
Washington, D.C. 20549

            RE:  MERCANTILE BANK CORPORATION

Gentlemen:

     We are acting as counsel to Mercantile Bank Corporation, a Michigan corporation (the "Company") in connection with the proposed issuance and sale by the Company of shares of its common stock ("Common Stock"). The Common Stock is described in a registration statement on Form SB-2 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

     Based upon our examination of such corporate records and other documents and certificates as we deemed it necessary to examine, it is our opinion that:

            1.   The Company is a corporation
                 validly existing under the laws of the
                 State of Michigan; and

            2.   The Common Stock, when issued
                 and sold by the Company, will be legally issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the use of our firm name under the caption "Legal Matters" in the related Prospectus. In giving such consent, we do not concede that we are experts within the meaning of the Act or the rules or regulations thereunder or that this consent is required by Section 7 of the Act.

                                Very truly yours,

                            /s/ Dickinson, Wright, Moon, Van Dusen & Freeman